Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2021 FINANCIAL RESULTS

•Sales of $325 million, up 21% from last year; Organic Sales up 20%
•Operating Income of $43.7 million; Adjusted Operating Income of $43.9 million, up 39% from last year
•Operating Margin of 13.4%; Adjusted Operating Margin of 13.5%, up 180 bps from last year
•GAAP EPS of $0.55; Adjusted EPS of $0.55, up 83% from last year’s $0.30
•2021 Organic Sales Growth Expectation of up 11% to 12%
•2021 Adjusted EPS Outlook of $1.83 to $1.93; Up 12% to 18% from 2020 Adjusted EPS of $1.64

BRISTOL, Conn., October 29, 2021 — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the third quarter of 2021.

“Barnes Group generated a strong quarter of year-over-year performance with solid organic sales growth, further margin expansion, and increased earnings per share. Sequentially, sales, margin, and earnings likewise improved,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Aerospace end markets continue to demonstrate solid recovery with improving flight activity. Industrial end markets, while seeing good customer demand, are experiencing some headwinds as supply chain issues remain a near-term challenge,” added Dempsey.

Third Quarter 2021 Highlights
Third quarter 2021 net sales of $325 million were up 21% from $269 million in the prior year period, with organic sales (1) increasing 20%. Each of the Company’s strategic business units generated double digit organic sales growth. Foreign exchange had a positive impact on sales of approximately 1%. On a sequential basis, sales improved 1% from the second quarter of 2021. Operating income was $43.7 million versus $31.2 million a year ago and operating margin was 13.4% versus 11.6% last year. Excluding restructuring charges of $0.2 million this year and $0.3 million in the prior year period, adjusted operating income was up 39% and adjusted operating margin was up 180 bps from a year ago.

Interest expense was $4.0 million, an increase of $0.3 million from the prior year quarter due to a higher average interest rate, offset in part by lower average borrowings.

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The Company's effective tax rate for the third quarter of 2021 was 27.6% compared with 44.1% in the third quarter of 2020 and 37.6% for the full year 2020. The decrease in the third quarter 2021 effective tax rate from the full year 2020 rate is primarily due to the absence of tax expense related to the sale of the Seeger business in 2020, a benefit relating to the tax basis of goodwill at Automation, the positive resolution of a foreign tax matter in the current year quarter, and a favorable mix in earnings based on tax jurisdictions. These items were partially offset by a charge relating to UK legislative changes.

Net income for the third quarter was $27.9 million, or $0.55 per diluted share, compared to $15.4 million, or $0.30 per diluted share, a year ago.

Year-to-date 2021 cash provided by operating activities was $127.8 million versus $163.8 million in the prior year period. Free cash flow was $101.1 million compared to $133.7 million last year. Capital expenditures were $26.7 million, down $3.4 million from a year ago.

Segment Performance and End Market Outlook
Industrial
Third quarter sales were $232 million, up 18% from $197 million in the prior year period. Organic sales increased 17% reflecting strong sales performance across each of our businesses. Favorable foreign exchange increased sales by approximately $2 million, or 1%. On a sequential basis, total Industrial sales decreased slightly from the second quarter of 2021.

Operating profit in the third quarter was $30.1 million, up 23% from $24.4 million in the prior year period. The increase in operating profit was driven by the contribution of higher sales volumes, offset in part by higher personnel costs including incentive compensation, higher raw material and freight costs, and costs incurred in support of segment growth initiatives. Operating margin was 13.0%, up 60 bps from a year ago.

Aerospace
Third quarter sales were $94 million, up 30% from $72 million last year, benefitting from an improving aerospace end market. Aerospace original equipment manufacturing (“OEM”) sales increased 23%, while aftermarket sales increased 46%. On a sequential basis, Aerospace sales increased 8% from the second quarter of 2021.

Operating profit was $13.6 million, up 100% from $6.8 million in the prior year period. Excluding $0.2 million of restructuring costs this year and $0.3 million in the prior year period, adjusted operating profit was up 95% from a year ago. The increase in adjusted operating profit was driven by the contribution of higher sales volumes and favorable productivity, offset in part by higher compensation costs including incentive compensation. Adjusted operating margin was 14.8%, up 490 bps from 9.9% last year.

Aerospace OEM backlog ended the third quarter at $665 million, down 4% from June 2021. The Company expects to convert approximately 40% of this backlog to revenue over the next 12 months.

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Balance Sheet and Liquidity

Barnes Group’s balance sheet and liquidity profile remain well-positioned and supportive of ongoing investments in growth initiatives. The Company has liquidity of $93 million in cash and approximately $477 million available under the revolving credit facility, subject to covenants which would have allowed $283 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.6 times at quarter end, down from 2.9 times at the end of the second quarter 2021.

Updated 2021 Outlook

Barnes Group continues to expect 2021 organic sales to be up 11% to 12%. Foreign exchange is anticipated to have an approximate 2% favorable impact on 2021 sales, while divested revenues will have an approximate negative 1% impact. Operating margin is now forecasted to be approximately 12.5%, down from the prior outlook of approximately 13% as raw material and freight costs are forecasted to have an impact on our Industrial business. Adjusted earnings per share are now anticipated to be in the range of $1.83 to $1.93, up 12% to 18% from 2020’s adjusted earnings per share of $1.64 and lower at the top end of our prior range of $1.83 to $1.98. The Company expects capital expenditures of approximately $40 million and an effective tax rate of approximately 29% for 2021. Cash conversion in now expected to be approximately 120% of net income.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss third quarter 2021 results at 8:30 a.m. ET today, October 29, 2021. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 8123687. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, October 29, 2021 until 11:59 p.m. (ET) on Friday, November 5, 2021, by dialing (416) 621-4642; Conference ID 8123687.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. The skilled and dedicated employees of Barnes Group around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. Barnes Group is committed to corporate accountability and furthering environmental, social and governance principles as evidenced by our listing as one of America’s Most Responsible Companies by Newsweek. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and

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often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; the continuing impact of the COVID-19 pandemic on our business, including on demand, supply chains, operations and our ability to maintain sufficient liquidity; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; fluctuations in the pricing, quality or availability of raw materials, supplies, freight, transportation, utilities and other items required by operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity or data security breaches; the continuing impact of prior acquisitions and divestitures; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, social, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net sales	$325,059	$269,059	20.8	$947,846	$835,266	13.5

Cost of sales	205,079	176,908	15.9	602,943	532,214	13.3
Selling and administrative expenses	76,271	60,908	25.2	230,271	212,380	8.4
	281,350	237,816	18.3	833,214	744,594	11.9
Operating income	43,709	31,243	39.9	114,632	90,672	26.4

Operating margin	13.4%	11.6%		12.1%	10.9%

Interest expense	4,027	3,701	8.8	12,443	11,924	4.4
Other expense (income), net	1,217	47	NM	3,952	2,700	46.4
Income before income taxes	38,465	27,495	39.9	98,237	76,048	29.2
Income taxes	10,602	12,137	(12.6)	26,501	30,390	(12.8)
Net income	$27,863	$15,358	81.4	$71,736	$45,658	57.1

Common dividends	$8,099	$8,097	0.0	$24,293	$24,302	(0.0)

Per common share:
Net income:
Basic	$0.55	$0.30	83.3	$1.41	$0.90	56.7
Diluted	0.55	0.30	83.3	1.40	0.89	57.3
Dividends	0.16	0.16	—	0.48	0.48	—

Weighted average common shares outstanding:
Basic	50,905,202	50,833,157	0.1	50,925,702	50,886,094	0.1
Diluted	51,060,684	50,937,093	0.2	51,085,509	51,123,024	(0.1)

NM - Not meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2021	2020	% Change		2021	2020	% Change
Net sales
Industrial	$231,549	$196,916	17.6		$686,220	$561,047	22.3
Aerospace	93,511	72,148	29.6		261,639	274,227	(4.6)
Intersegment sales	(1)	(5)			(13)	(8)
Total net sales	$325,059	$269,059	20.8		$947,846	$835,266	13.5

Operating profit
Industrial	$30,067	$24,438	23.0		$78,635	$42,063	86.9
Aerospace	13,642	6,805	100.5		35,997	48,609	(25.9)
Total operating profit	$43,709	$31,243	39.9		$114,632	$90,672	26.4

Operating margin			Change				Change
Industrial	13.0%	12.4%	60	bps.	11.5%	7.5%	400	bps.
Aerospace	14.6%	9.4%	520	bps.	13.8%	17.7%	(390)	bps.
Total operating margin	13.4%	11.6%	180	bps.	12.1%	10.9%	120	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$93,475	$79,145
Accounts receivable	260,146	251,460
Inventories	238,842	238,008
Prepaid expenses and other current assets	79,594	73,732
Total current assets	672,057	642,345

Deferred income taxes	21,153	22,092
Property, plant and equipment, net	347,541	370,947
Goodwill	967,481	1,011,580
Other intangible assets, net	517,324	564,132
Other assets	61,033	65,130
Total assets	$2,586,589	$2,676,226

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$1,799	$2,115
Accounts payable	124,603	112,428
Accrued liabilities	179,185	178,560
Long-term debt - current	1,969	2,276
Total current liabilities	307,556	295,379

Long-term debt	628,689	699,868
Accrued retirement benefits	91,685	98,171
Deferred income taxes	73,292	91,668
Long-term tax liability	52,114	59,063
Other liabilities	40,024	49,400

Total stockholders' equity	1,393,229	1,382,677
Total liabilities and stockholders' equity	$2,586,589	$2,676,226

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2021	2020
Operating activities:
Net income	$71,736	$45,658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,004	66,045
Gain on disposition of property, plant and equipment	(414)	(303)
Stock compensation expense	9,212	8,094
Seeger divestiture charges	—	6,620
Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	(15,649)	103,161
Inventories	(5,582)	(11,616)
Prepaid expenses and other current assets	(7,205)	(10,168)
Accounts payable	17,827	(24,476)
Accrued liabilities	(1,051)	(7,981)
Deferred income taxes	(7,052)	(5,032)
Long-term retirement benefits	2,308	(2,517)
Long-term tax liability	(6,949)	(6,949)
Other	2,605	3,296
Net cash provided by operating activities	127,790	163,832

Investing activities:
Proceeds from disposition of property, plant and equipment	1,204	580
Proceeds from the sale of businesses, net of cash sold	—	36,879
Capital expenditures	(26,735)	(30,170)
Other	2,107	—
Net cash (used) provided by investing activities	(23,424)	7,289

Financing activities:
Net change in other borrowings	(226)	6,794
Payments on long-term debt	(73,081)	(219,279)
Proceeds from the issuance of long-term debt	25,000	75,000
Proceeds from the issuance of common stock	464	1,661
Common stock repurchases	(5,229)	(15,550)
Dividends paid	(24,293)	(24,302)
Withholding taxes paid on stock issuances	(1,356)	(3,177)
Other	(9,835)	(2,217)
Net cash used by financing activities	(88,556)	(181,070)

Effect of exchange rate changes on cash flows	(2,923)	675
Increase (decrease) in cash, cash equivalents and restricted cash	12,887	(9,274)

Cash, cash equivalents and restricted cash at beginning of period	91,468	93,805
Cash, cash equivalents and restricted cash at end of period	104,355	84,531
Less: Restricted cash, included in Prepaid expenses and other current assets	(6,239)	—
Less: Restricted cash, included in Other assets	(4,641)	(7,046)
Cash and cash equivalents at end of period	$93,475	$77,485

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2021	2020
Free cash flow:
Net cash provided by operating activities	$127,790	$163,832
Capital expenditures	(26,735)	(30,170)
Free cash flow (1)	$101,055	$133,662

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,					Nine months ended September 30,
	2021	2020		% Change		2021	2020	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$30,067	$24,438		23.0		$78,635	$42,063	86.9
Restructuring/reduction in force charges	(59)	—				246	15,766
Seeger divestiture adjustments	—	—				—	2,409
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$30,008	$24,438		22.8		$78,881	$60,238	30.9

Operating Margin - Industrial Segment (GAAP)	13.0%	12.4%		60	bps.	11.5%	7.5%	400	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	13.0%	12.4%		60	bps.	11.5%	10.7%	80	bps.

Operating Profit - Aerospace Segment (GAAP)	$13,642	$6,805		100.5		$35,997	$48,609	(25.9)
Restructuring/reduction in force charges	222	304				671	2,243
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$13,864	$7,109		95.0		$36,668	$50,852	(27.9)

Operating Margin - Aerospace Segment (GAAP)	14.6%	9.4%		520	bps.	13.8%	17.7%	(390)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	14.8%	9.9%		490	bps.	14.0%	18.5%	(450)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$43,709	$31,243		39.9		$114,632	$90,672	26.4
Restructuring/reduction in force charges	163	304				917	18,009
Seeger divestiture adjustments	—	—				—	2,409
Operating Income as adjusted (Non-GAAP) (1)	$43,872	$31,547		39.1		$115,549	$111,090	4.0

Operating Margin (GAAP)	13.4%	11.6%		180	bps.	12.1%	10.9%	120	bps.
Operating Margin as adjusted (Non-GAAP) (1)	13.5%	11.7%		180	bps.	12.2%	13.3%	(110)	bps.

Diluted Net Income per Share (GAAP)	$0.55	$0.30		83.3		$1.40	$0.89	57.3
Foreign tax matters	—	—				(0.04)	—
Restructuring/reduction in force charges	—	—				0.01	0.26
Seeger divestiture adjustments	—	—				—	0.13
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.55	$0.30		83.3		$1.37	$1.28	7.0

	Full-Year 2020	Full-Year 2021 Outlook
Diluted Net Income per Share (GAAP)	$1.24	$1.85	to	$1.95

Seeger divestiture adjustments	0.13		—
Restructuring/reduction in force charges	0.27		0.02
Foreign tax matters	—		(0.04)

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.64	$1.83	to	$1.93

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2021: 1) the impact of certain foreign tax matters including a benefit related to the Italy tax realignment, partially offset by a charge related to the UK tax rate and 2) charges related to restructuring actions at certain businesses. The Company has excluded the following from its "as adjusted" financial measurements for 2020: 1) adjustments related to the divestiture of the Seeger business, including $2.5M reflected within the Industrial segment's operating profit ($2.4M through the third quarter of 2020) and $4.2M of tax expense and 2) charges taken in 2020 related to restructuring and workforce reduction actions implemented across its businesses, including $18.2M reflected within operating profit ($18.0M through the third quarter) and $1.0M reflected within other expense (income), net ($0.5M through the third quarter). The tax charges resulting from the divestiture were recorded in the first quarter of 2020 following the completion of the sale. The tax effects of the restructuring actions were calculated based on the respective tax jurisdictions and approximated 20% and 30% for the 2021 and 2020 periods, respectively. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.